MUNIYIELD NEW JERSEY FUND, INC.

FILE # 811-6570

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/12/2004	Puerto Rico Electric Power Authority 7/1/24	224,700,000	4,375,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Lehman Raymond James & Asso Ramirez & Co. UBS Financial Services Wachovia
8/12/2004	Puerto Rico Electric Power Authority 7/1/25	224,700,000	2,500,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Lehman Raymond James & Asso Ramirez & Co. UBS Financial Services Wachovia
8/13/2004	New Jersey EDA Motor Vehicles 7/1/33	807,502,355	14,000,000

Goldman

Bear Stearns

Merrill Lynch

Morgan Stanley

Wachovia

Advest

Jackson Securities

Lehman

Loop Capital

PNC Capital

Raymond James & Assoc.

RBC Dain Rauscher

Siebert Brandford Shank & Co.

Sturdivant & Co.

UBS Financial

12/9/2004	NJ Healthcare Facilities 4.25% 7/1/19	116,200,000	1,705,000	Wachovia Merrill lynch Morgan Stanley NW Capital Powell Capital Markets
12/9/2004	NJ Healthcare Facilities 4.25% 7/1/18	116,200,000	1,640,000	Wachovia Merrill lynch Morgan Stanley NW Capital Powell Capital Markets
12/9/2004	NJ Healthcare Facilities 4.25% 7/1/17	116,200,000	1,575,000	Wachovia Merrill lynch Morgan Stanley NW Capital Powell Capital Markets
3/28/2005	Puerto Rico Electric Power Auth 5% 7/1/25 - 7/1/30	993,450,000	3,300,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Sachs Lehman Brothers Raymond James & Associates Ramirez & Co. UBS Financial Services Wachovia Bank